Exhibit 99.1

2701 Patriot Boulevard

Glenview, Illinois 60026

MICHEL CUP TO JOIN MEAD JOHNSON NUTRITION
AS EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER

GLENVIEW, IL, (July 2, 2015) — Mead Johnson Nutrition Company (NYSE: MJN) announced today that Michel Cup will join the company as Executive Vice President and Chief Financial Officer (CFO) effective September 1, 2015.

Mr. Cup, 45, will assume responsibility for Mead Johnson’s global finance function and information systems and management.  He will also oversee the company’s external development efforts.  Mr. Cup was most recently the CFO of D.E. Master Blenders 1753, an international coffee and tea company based in the Netherlands.

Before joining D.E. Master Blenders 1753, Mr. Cup served as CFO of private equity owned and publically listed businesses in Europe.  From 1999 until 2008, he held senior finance roles within the Numico and Danone baby and medical nutrition businesses.  Mr. Cup began his career with Deloitte, where he served in a variety of audit and accounting roles from 1993 to 1999.

“I am very happy to welcome Michel to Mead Johnson and to be adding his unique capabilities to our already strong leadership team.  His operational experience within our industry, background in financial control and auditing, as well as his familiarity with financial transactions will be important contributors to the future development of our company,” said Kasper Jakobsen, President and Chief Executive Officer.  “Michel also brings a wealth of international experience to his role, having worked across Europe, the Americas and Asia.”

In addition to a bachelor’s degree in accounting from Hogeschool Sittard in the Netherlands, Mr. Cup holds a post-doctoral degree in chartered accountancy from the University of Tilburg in the Netherlands.

Mr. Cup will take over from Charles Urbain, who currently serves as the company’s Interim CFO.  Effective September 1, 2015, Mr. Urbain will assume a newly created role as Executive Vice President and Chief Operating Officer.  In his new role, Mr. Urbain will be responsible for leading the company’s global commercial operations and its external affairs function.

“I want to thank Charles for his excellent work as our Interim CFO over these past months and to congratulate him on his new role,” Jakobsen said.  “Given his deep knowledge of our business and track record of success, Charles is well prepared to lead our commercial operations to new levels of success.”

Over the course of a career in Mead Johnson that spans 27 years, Mr. Urbain has previously led each of its operating regions, as well as the human resources function, prior to taking on his current role as Interim CFO.

About Mead Johnson

Mead Johnson, a global leader in pediatric nutrition, develops, manufactures, markets and distributes more than 70 products in over 50 countries worldwide. The company’s mission is to nourish the world’s children for the best start in life. The Mead Johnson name has been associated with science-based pediatric nutrition products for over 100 years. The company’s “Enfa” family of brands, including Enfamil® infant formula, is the world’s leading brand franchise in pediatric nutrition. For more information, go to www.meadjohnson.com.

Contacts

Media	Investors
Christopher Perille, (847) 832-2178	Kathy MacDonald, (847) 832-2182
chris.perille@mjn.com	kathy.macdonald@mjn.com